Exhibit 99.1

Anthera Updates Phase 3 Plans Following Results from the Phase 2b PEARL-SC Dose Ranging Study of Blisibimod

•      200mg weekly, subcutaneous, blisibimod group demonstrates favorable trends in clinical response for the anticipated phase 3 severe lupus patient population

•      EMA validates development pathway for blisibimod

HAYWARD, Calif., June 27, 2012 /PRNewswire/ — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), a biopharmaceutical company developing drugs to treat serious diseases associated with inflammation and autoimmune disorders, today announced results from the Phase 2b PEARL-SC clinical study in patients with systemic lupus erythematosus.

The purpose of the PEARL-SC study was to identify an effective and safe dose for future phase 3 clinical studies and explore key inclusion criteria and clinical endpoints in an effort to maximize differentiation of blisibimod from currently available therapies.  The 200mg weekly subcutaneous dose of blisibimod demonstrated a strong trend in improved clinical response as early as week 16 (p= 0.14), at the primary endpoint (p=0.15) and throughout week 44 including a statistically significant improvement at week 20 versus placebo (p=0.02).

In a predefined phase 3 target population of severely ill, seropositive lupus patients, defined as SELENA-SLEDAI >10 and receiving background corticosteroid medication, a more pronounced effect was seen in the 200mg weekly dose group demonstrating a 13.8% treatment difference compared to placebo at 24 weeks.  In this subgroup, planned for phase 3 studies, separation of clinical response occurred as early as week 8 and was also sustained through week 44.  Results from the 200mg weekly group are presented in Table 1.

“The extensive data in the target severe population from our Phase 2 clinical program supports the initiation of a much smaller yet differentiated Phase 3 registration plan with the selected dose of blisibimod in patients with severe systemic lupus erythematosus.  We have prospectively demonstrated for the first time the possibility for a subcutaneously administered BAFF inhibitor to be used in the treatment of a severe lupus population.  The subgroup of severe patients from our Phase 2 study clearly identifies those patients most in need of therapy and most likely to benefit from our potent BAFF inhibitor blisibimod,” said Paul F. Truex, Anthera’s President and Chief Executive Officer. “Feedback from the EMA Scientific Advice process combined with an End of Phase 2 meeting in the third quarter will form the basis of our final phase 3 study designs.”

Table 1:  Response rates for 200mg weekly subcutaneous blisibimod versus placebo

Endpoint (Subgroup)	12 Week Response Placebo / Active	16 Week Response Placebo / Active	20 Week Response Placebo / Active	24 Week Response Placebo / Active
SRI-5 (mITT*)	27.1% / 29.3%	26.8% / 34.8%	31.6% / 44.6%	35.3% / 43.5%
SRI-5 (Moderate*)	24.1% / 30.0%	29.3% / 36.0%	31.0% / 44.0%	34.5% / 48.0%
SRI-5 (Severe*)	27.7% / 37.5%	34.0% / 41.7%	36.2% / 52.1%	40.4% / 54.2%

* mITT:  Lupus, SELENA/SLEDAI >6, seropositive

* Moderate Subgroup:  Lupus, SELENA/SLEDAI >8, seropositive, receiving steroids

* Severe Subgroup:  Lupus, SELENA/SLEDAI >10, seropositive, receiving steroids

The pre-specified primary efficacy endpoint, clinical improvement at 24 weeks in the SLE responder index for the pooled blisibimod dose groups, was not met due to a lack of clinical efficacy in the 100mg weekly and 200mg monthly dose groups.  All doses of blisibimod demonstrated consistent serological response including reductions of B-cells, ds-DNA and improvements in both complement C3 and C4.  Blisibimod was safe and well-tolerated at all dose levels with no meaningful imbalances in serious adverse events.  A single suicide attempt and a non-fatal single tuberculosis infection were seen in the placebo group.  There were seven deaths during the study - three in placebo and four blisibimod.

Following a submission in April of 2012 the Company received written Scientific Advice from the European Medicines Agency (EMA) confirming the acceptability of the Company’s proposed Phase 3 design for the treatment of severe systemic lupus erythematosus patients as a basis for a marketing authorization application (MAA).  The EMA feedback confirms that our development program, including the heightened SRI-5 endpoint, is acceptable and that positive results from Phase 3 clinical studies in a severe lupus population would support approval of the product. The EMA has endorsed the Company’s proposed Phase 3 manufacturing plan, which includes utilization of the recently manufactured drug substance and the use of a pre-filled syringe.

“The 200mg weekly dose was clearly the most clinically effective blisibimod dose.  In the severe lupus patients the treatment effect is evident after 12 weeks with a numerically greater number of responders at all subsequent time points despite early withdrawal of background therapy.  This is particularly evident among the most severely ill patients who require aggressive corticosteroid therapy,” said Colin Hislop, M.D., Chief Medical Officer and Senior Vice President. “The PEARL-SC results demonstrate an ability to clinically differentiate blisibimod from currently available lupus therapies.”

In conjunction with this press release Anthera will host a conference call at 8:30 a.m. Eastern Time tomorrow, June 28, 2012.  U.S. and Canadian participants may dial (877) 312-8807; international participants may dial (253) 237-1190.  The Conference ID is 95674621. To access the 24-hour audio replay, U.S. and Canadian participants may dial (855) 859-2056; international participants may dial (404) 537-3406.  The conference ID for the replay is 95674621.  The audio replay will be available until July 5, 2012.

*SLE responder index - 5 (SRI-5) is a composite responder index evaluating various patient and physician reported clinical disease activity including a SELENA/SLEDAI** improvement of 5 points or greater, no increase in a physician’s global assessment of more than 0.3 points, with no new BILAG A or two or more new BILAG B organ domain scores.

About Blisibimod and PEARL-SC

BAFF has been associated with a wide range of B-cell-mediated autoimmune diseases, including systemic lupus erythematosus, vasculitis, IgA nephropathy, immune thrombocytopenic purpura and others. Multiple clinical studies with other BAFF antagonists recently have reported on BAFF’s potential positive role in treating lupus and rheumatoid arthritis. Anthera is advancing its development of blisibimod, a broad inhibitor of BAFF, to expand its potential clinical utility in autoimmune diseases. Blisibimod is a novel fusion protein called a peptibody and is distinct from an antibody. Anthera owns worldwide rights to blisibimod in all potential indications.  The PEARL-SC Phase 2 study was designed as a randomized, double-blind, placebo-controlled, dose-ranging superiority trial to evaluate the safety, tolerability and efficacy of blisibimod plus standard of care, versus placebo plus standard of care.  A total of 547 patients with active SLE were randomized to receive one of three different doses of blisibimod or placebo (100 mg weekly, 200 mg weekly or 200 mg monthly) administered subcutaneously over a minimum 24-week treatment period, in addition to standard-of-care therapy. The study was conducted at multiple centers worldwide.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation and autoimmune diseases.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510.856.5586.